Exhibit 99.1

SkyPeople Fruit Juice Engages Distributor of Hedetang®-branded Fruit Juice Beverages in Beijing
Sales to distributor expected to contribute $7.0 million in sales in 2010

XI'AN, China, January 11 /PRNewswire-Asia-FirstCall/ - SkyPeople Fruit Juice, Inc. (NYSE Amex: SPU) ("SkyPeople" or "the Company"), a processor and manufacturer of concentrated kiwifruit, apple, pear and other fruit juices and fruit products in China, today announced the engagement of a general distributor in Beijing sales agent to focus on the sales and marketing of our Hedetang®-branded fruit juice beverages to food and beverage whole-sellers and retailers in the Beijing area.

On January 7, SkyPeople Fruit engaged a well-established beverage distributor to develop sales and brand recognition of the Company’s Hedetang®-branded fruit juices in the nation’s capital.   Previously, the Company has primarily relied on its own sales force to sell Hedetang®-branded fruit juice in the greater Xi’an area.  The distributor is expected to sell the Company’s Hedetang®-branded fruit juices to major retailers such as Wal-Mart, Jiale, Lotus and KA Supermarkets, as well as other whole-sellers in the Beijing area.  The distribution agreement with SkyPeople includes a minimum sales commitment by the distributor on a monthly and yearly basis.  Based on such commitment, the Company expects to generate sales of approximately US$7.0 million in 2010 under this distribution agreement.

“The entry into this distribution relationship is important to us in several aspects.” says Mr. Yongke Xue, Chairman of SkyPeople. “First, it signals an important adjustment of our product mix to increase the relative percentage of sales of our Hedetang®-branded fruit juice beverages as compared to that of fruit juice concentrate. We believe there is a large domestic market potential for fruit juice beverages because of the expanding size of the Chinese middle class and the increasing awareness of healthy lifestyle. Further, we believe prices of our branded fruit juice beverages are generally less susceptible to general market conditions than those of our fruit juice concentrate. In the past year, sales of our own branded fruit juice beverages had been less affected negatively by the international economic conditions than sales of fruit juice concentrate. Secondly, entering “tier one” cities in China is a significant step for building the brand recognition of our Hedetang®-branded fruit juice beverages and is consistent with our objectives to position Hedetang® as a high-quality producers of kiwifruit, mulberry, apple and pear fruit juice beverages and to enlarge our market share of fruit juice beverages in China. Third, by entering into a distribution relationship with a well-established distributor in Beijing, we are further expanding our sales network.  Beijing was the first on our short list of objectives which include all of tier one cities in China; Beijing, Shanghai and Guangzhou.  Our Hedetang®-brand of fruit juices beverages are gaining market interest with target customers and the sheer size and demand of tier one cities will significantly contribute to our top and bottom lines in 2010 and beyond.  Adjusting our product mix, building our brand recognition, diversifying our customer base, building sales network and expanding into untapped sales territories in China are the top priorities of our sales and marketing efforts this year.  Our goal is to increase sales of our Hedetang® branded fruit juice beverages from approximately 12% in 2008 to 50% of sales in the next three years.”  Xue concluded.

About SkyPeople Fruit Juice, Inc.
SkyPeople Fruit Juice, Inc. is a holding company of Shaanxi Tianren. Shaanxi Tianren is a company organized according to the laws of the People's Republic of China. Shaanxi Tianren's main products are concentrated apple, kiwifruit, pear and other fruit juices for domestic and international consumers. Its brand, HEDETANG®, is positioned as a high quality, healthy and nutritious juice concentrate and clear juice product used both as an ingredient component in other products and an end-use juice concentrate product.  Shaanxi Tianren utilizes the largest kiwifruit plantation in China and is a leading producer of concentrated kiwifruit juice in Asia. For more information, please visit www.skypeoplefruitjuice.com.

Forward-Looking Statements
This press release contains certain "forward-looking statements" that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, the Company's ability to obtain the necessary financing to continue and expand operations, to market its products in new markets and to offer products at competitive pricing, to attract and retain management, and to integrate and maintain technical information and management information systems, political and economic factors in the People's Republic of China, compliance requirement of laws and regulations of the PRC, the effects of currency policies and fluctuations, general economic conditions and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

COMPANY
SkyPeople Fruit Juice, Inc.
Ms. Spring Liu, CFO
Tel:   +1-818-390-1272
Email: springliu@skypeoplejuice.com
Web: www.skypeoplejuice.com

INVESTOR RELATIONS:

     John Mattio
     HC International, Inc.
     Tel: US +1-203-616-5144
     Email: john.mattio@hcinternational.net
     Web: http://www.hcinternational.net